Exhibit 99.1

For Immediate Release	Contact:	Melissa Jarmel
312-435-7137
news@cbot.com

CBOT FIRST QUARTER 2005 NET INCOME UP 30 PERCENT

CHICAGO, April 28, 2005 – The Chicago Board of Trade (CBOT®) announced today that earnings in the first quarter of 2005 rose to a new high, with record trading volume driving results. Net income climbed 30 percent to $20.8 million, compared with $16.0 million in the first quarter of 2004.

First quarter revenue reached $116.5 million, up 15 percent from $100.9 million in the first quarter of 2004. Operating income was $36.0 million, rising 34 percent from $26.9 million in the prior year. Revenue and operating income in the first quarter of 2004 include a $4.7 million benefit from member dues that were later rescinded and reversed in the fourth quarter of 2004.

CBOT President and CEO Bernard W. Dan said, “The CBOT is off to a strong start in 2005, as volume growth, in response to interest rate volatility and demand for the Exchange’s financial and equity index products, contributed to record net income for the quarter. Further, record levels of electronic trading during the quarter also contributed to the Exchange’s financial performance. The CBOT continues to work to expand its product distribution worldwide via global outreach efforts in Europe and Asia and to focus on providing premier electronic trading capabilities to market users globally.”

Trading volume in the first quarter of 2005 reached a new high. Quarterly volume rose 27 percent over the prior year to 173.1 million contracts. Average daily volume in the first quarter of 2005 increased to 2.8 million contracts, up from 2.2 million contracts in the first quarter of 2004.

Key Financial Metrics (in millions)

	Quarter Ended
	March 31 2005	March 31 2004	December 31 2004
Revenue	$116.5	$100.9	$83.6
Trading Volume	173.1	136.6	153.4
Average Daily Volume	2.8	2.2	2.4
Operating Margin	31%	27%	(1)%

CBOT First Quarter Operational Highlights

•	Set quarterly electronic trading volume record, with average daily volume reaching 1.8 million contracts

•	Appointed Chris Malo to newly created position of executive vice president of marketing and business development

•	Launched CBOT Ethanol futures on March 23, 2005

About the Chicago Board of Trade

The Chicago Board of Trade is one of the world’s leading and most liquid derivatives exchanges based on contract volume, with 15 percent of the global listed futures and options on futures contracts traded during 2004. By providing a diverse mix of financial, equity and commodity futures and options on futures products for more than 157 years, the Chicago Board of Trade advances into the future on the strength of deep liquidity, market integrity, and member-trader expertise. Using superior trading technology in both electronic and open-auction trading platforms, the CBOT believes that it provides premier customer service to risk managers and investors worldwide.

The CBOT’s market participants trade a variety of products, including futures and options on futures contracts on agricultural commodities, U.S. Treasury bonds and notes, interest rate swaps, DJIASM, ethanol and precious metals. Nearly 600 million contracts were traded on the CBOT’s markets in 2004, and the CBOT continues to achieve volume and open interest growth in 2005 as market participants leverage the CBOT’s unwavering commitment to strength, innovation and transparency.

On April 22, 2005, the CBOT completed a series of restructuring transactions, which, among other things, resulted in the CBOT being changed from a not-for-profit, non-stock corporation into a for-profit, stock holding company, CBOT Holdings, Inc., and a for-profit exchange subsidiary, the CBOT, as more fully explained in the proxy statement and prospectus contained within the Registration Statement on Form S-4, Registration No. 333-72184, filed by CBOT Holdings, as declared effective by the Securities and Exchange Commission on February 14, 2005.

For more information about the CBOT and its markets and products, please log on to the Exchange’s Website at www.cbot.com.

Forward Looking Statements

In this release, our use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other comparable terminology is intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in filings made by CBOT Holdings, Inc. with the Securities and Exchange Commission, which can be obtained at its Web site at www.sec.gov. Except for any obligation to disclose material information under Federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CHICAGO BOARD OF TRADE

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands)

	Quarter Ended March 31,		Quarter Ended December 31, 2004
	2005	2004
REVENUES
Exchange Fees	$66,518	$54,351	$46,326
Clearing Fees	21,277	16,589	18,724
Market Data	18,522	15,979	16,116
Building	5,608	5,398	6,339
Services	3,591	3,056	4,255
Members’ Dues	—	4,658	(9,315)
Other	941	854	1,192

Total Revenues	116,457	100,885	83,637

EXPENSES
Salaries and Benefits	18,633	17,915	17,226
Clearing Services	16,516	12,210	14,593
Depreciation and Amortization	13,814	11,292	12,254
Professional Services	4,592	6,673	8,795
General and Administrative Expenses	4,922	5,465	5,664
Building Operating Costs	6,638	6,355	6,502
Technology	10,677	8,181	10,575
Contracted License Fees	1,625	1,443	1,593
Programs	2,016	2,786	2,671
Interest	922	1,324	1,049
Litigation	—	—	3,500
Severance and Related Costs	114	360	185

Operating Expenses	80,469	74,004	84,607

Income (Loss) from Operations	35,988	26,881	(970)

Provision for Income Taxes	14,945	10,978	1,595

Income (Loss) Before Equity in Unconsolidated Subsidiary and Limited Partners’ Interest in Ceres Partnership	21,043	15,903	(2,565)

Equity in Loss of Unconsolidated Subsidiary - Net of Tax Effect	(255)	(139)	(106)
Limited Partners’ Interest in (Income) Loss of Ceres Partnership	—	254	(50)

Net Income (Loss)	$20,788	$16,018	$(2,721)

BALANCE SHEET HIGHLIGHTS

(Unaudited, in thousands)

	March 31, 2005	December 31, 2004
Unrestricted Cash	$101,455	$91,165
Current Assets	196,673	171,962
Total Assets	476,237	460,416
Current Liabilities	99,607	92,888
Long Term Debt	20,231	31,074
Total Liabilities	161,734	166,825
Members’ Equity	314,503	293,591

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